UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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LaBRANCHE & CO INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LABRANCHE & CO INC.
One Exchange Plaza
New York, New York 10006

April 12, 2006

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Tuesday, May 16, 2006 at 9:00 a.m., Eastern Standard Time, at the Ritz-Carlton Hotel, 2 West Street, New York, New York 10004.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. This year, you are being asked to (1) elect two Class I directors, (2) consider and approve our adoption of an amendment to our Senior Executive Bonus Plan and (3) ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

At the meeting, our Board of Directors will be pleased to report on our affairs, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who will be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed form of proxy in the envelope provided. In addition, to facilitate your representation at the meeting, you may vote your shares by accessing the special web site indicated on the proxy card, as more fully explained in the internet voting instructions on the proxy card.

Thank you for your cooperation.

Very truly yours,

GEORGE M. L. LABRANCHE, IV
Chairman, Chief Executive Officer and President

LaBranche & Co Inc.

One Exchange Plaza
New York, New York 10006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LaBranche & Co Inc. will be held on Tuesday, May 16, 2006 at 9:00 a.m., Eastern Standard Time, at the Ritz-Carlton Hotel, 2 West Street, New York, New York 10004 for the following purposes:

(1)   To elect two Class I directors, to serve for a term of three years;

(2)   To consider and approve our adoption of an amendment to our Senior Executive Bonus Plan;

(3)   To ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

(4)   To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 17, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. At the meeting, you may vote your shares by accessing the special web site indicated on the proxy card, as more fully explained in the internet voting instructions on the proxy card. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors

WILLIAM J. BURKE, III
Secretary

New York, New York
April 12, 2006

LABRANCHE & CO INC.
One Exchange Plaza
New York, New York  10006

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement, which was first mailed to stockholders on or about April 12, 2006, is furnished to the holders of the common stock, par value $.01 per share, of LaBranche & Co Inc. in connection with the solicitation by our Board of Directors of proxies for use at the 2006 Annual Meeting of Stockholders, or at any adjournment thereof (the “Annual Meeting”), pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, May 16, 2006 at 9:00 a.m., Eastern Standard Time, at the Ritz-Carlton Hotel, 2 West Street, New York, New York 10004.

It is proposed that at the Annual Meeting our stockholders (i) elect two Class I directors to serve for a term of three years, (ii) consider and approve our adoption of an amendment to our Senior Executive Bonus Plan; and (iii) ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

Proxies for use at the Annual Meeting are being solicited by and on behalf of our Board of Directors primarily through the use of the mails. We have retained Morrow & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies and will pay Morrow & Co., Inc. a fee of approximately $4,500 in this regard. In addition, our officers, directors, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

REVOCABILITY AND VOTING OF PROXY

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. You also may vote your shares by accessing the special web site indicated on the proxy card, as more fully explained in the internet voting instructions on the proxy card. Unless otherwise indicated on the form of proxy, shares of our common stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by us prior to the Annual Meeting, will be voted with respect to the following items on the agenda:  (i) the election of the nominees for Class I directors shown on the form of proxy; (ii) the adoption of an amendment to our Senior Executive Bonus Plan; and (iii) the ratification of our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy by filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, by changing or withdrawing their vote on the internet or by voting in person at the meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no instructions are given, the proxies intend to vote the shares represented thereby “for” the election of the nominees for Class I directors as shown on the form of proxy, “for” the approval of our adoption of an amendment to our Senior Executive Bonus Plan and “for” the ratification of our appointment of KPMG LLP as our independent registered public accounting firm and in accordance with their best judgment on any other matters that may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

On March 17, 2006, there were 60,714,478 shares of our common stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on March 17, 2006 are entitled to notice of, and to vote at, the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

The affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of the directors, votes may be cast in favor of, against or withheld with respect to each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to (i) approve an amendment to our Senior Executive Bonus Plan and (ii) ratify our appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006. An abstention from voting on either of those matters will be treated as “present” for purposes of determining the presence or absence of a quorum, but it will have the practical effect of a vote against such matter because the abstention results in one less vote for such matter.

Under the rules of the National Association of Securities Dealers, Inc. (the “NASD”), member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange (“NYSE”), NYSE-member brokers (other than our LaBranche Financial Services, Inc. subsidiary) who hold shares of our common stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are permitted to vote on the election of our Class I directors, the approval of the amendment to our Senior Executive Bonus Plan and the proposal to ratify our appointment of KPMG LLP as our independent registered public accounting firm. With respect to each of the election of our Class I directors, the approval of the amendment to our Senior Executive Bonus Plan and the ratification of our appointment of KPMG LLP as our independent registered public accounting firm, if our LaBranche Financial Services, Inc. subsidiary does not receive voting instructions regarding shares of our common stock held by it in street name for its customers, it is entitled to vote these shares only in the same proportion as the shares represented by votes cast by all stockholders of record with respect to such matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of March 17, 2006 regarding the beneficial ownership of our common stock by:  (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each of our directors and nominees for director; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation” below); and (iv) all our directors and executive officers as a group.

All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is: c/o One Exchange Plaza, New York, New York 10006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent such options are exercisable or convertible within 60 days after March 17, 2006, are treated as outstanding for purposes of computing the percentage ownership of the person holding such securities, but are not treated as outstanding for purposes of computing the percentage of any other person.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
George M.L. (Michael) LaBranche, IV(2)	4,201,094	6.8%
Alfred O. Hayward, Jr.(3)	1,627,175	2.7%
Thomas E. Dooley	19,731	*
David A. George	19,803	*
Donald E. Kiernan	17,803	*
Robert E. Torray(4)	2,161,455	3.6%
Jeffrey M. Chertoff	—	*
William J. Burke, III	597,167	1.0%
Stephen H. Gray	—	*
All executive officers and directors as a group (9 persons)(5)	8,644,228	14.0%
Horizon Asset Management, Inc., 470 Park Avenue South, 4th Floor South, New York, N.Y. 10016	14,543,984	24.0%
Kinetics Asset Management, Inc., 470 Park Avenue South, 4th Floor South, New York, N.Y. 10016	7,425,654	12.2%
Torray LLC, 7501 Wisconsin Ave., Bethesda, MD 20814(4)	2,993,200	4.9%

*                    Less than 1%

(1)          Each of our managing directors at the time of our initial public offering in August 1999 entered into a stockholders’ agreement pursuant to which he or she agreed to vote his or her shares as determined by a majority of Messrs. LaBranche, Hayward and James G. Gallagher, a former director and executive officer of the Company who retired in January 2003. Messrs. LaBranche, Hayward and Gallagher beneficially own an aggregate of 5,878,269 shares of common stock, constituting approximately 9.6% of the outstanding shares of our common stock. As a result of the stockholders’ agreement, Messrs. LaBranche, Hayward and Gallagher, acting together as a group, may be deemed to beneficially own an aggregate of approximately 10,865,912 shares of common stock (including the 5,878,269 shares beneficially owned by them individually), constituting approximately 17.6% of the outstanding shares of our common stock. Each of Messrs. LaBranche, Hayward and Gallagher disclaims beneficial ownership of any and all shares of our common stock held by any person or entity other than him.

(2)          Includes 1,400,000 shares of common stock held by Mr. LaBranche’s wife. Also includes options to purchase 700,000 shares of our common stock which are exercisable within 60 days.

(3)          Includes options to purchase 130,000 shares of our common stock which are exercisable within 60 days.

(4)          Mr. Torray individually owns 2,061,455 shares of our common stock. In addition, his wife owns 100,000 shares of our common stock. Two investment funds that are managed by Torray LLC, of which Mr. Torray is the founder and Chairman, collectively own 2,993,200 shares of our common stock. Based upon an Amended Schedule 13G filed by the named individuals and entities on February 16, 2006, Torray LLC has shared voting and investment power with respect to these shares. In accordance with written procedures adopted by his employer and our company policy, Mr. Torray exercises no voting or investment control over the shares owned by the funds managed by Torray LLC, and accordingly Mr. Torray disclaims beneficial ownership of these shares.

(5)          Includes options to purchase 830,000 shares of our common stock which are exercisable within 60 days.

PROPOSAL NO. 1—ELECTION OF CLASS I DIRECTORS

Two Class I directors are to be elected at this Annual Meeting. Our Board of Directors has been classified pursuant to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). In accordance with the provisions of the Certificate of Incorporation, our directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting our entire Board of Directors. Currently, our Class I directors will serve until this Annual Meeting, our Class II directors will serve until the 2007 annual meeting of our stockholders and our Class III directors will serve until the 2008 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the directors whose terms expire at that annual meeting are elected for a three-year term. This Annual Meeting is our  annual meeting since our initial public offering in August 1999.

Michael LaBranche and Alfred O. Hayward, Jr. currently serve as Class I directors for a term expiring at this Annual Meeting of our stockholders or at a special meeting in lieu thereof; David A. George and Donald E. Kiernan currently serve as Class II directors for a term expiring at the 2007 annual meeting or at a special meeting in lieu thereof; and Thomas E. Dooley and Robert E. Torray currently serve as Class III directors for a term expiring at the 2008 annual meeting or at a special meeting in lieu thereof. Michael LaBranche and Alfred O. Hayward, Jr. have been recommended by our Nominating & Corporate Governance Committee for election as Class I directors. Based on this recommendation, our Board of Directors has nominated Messrs. LaBranche and Hayward for election as Class I directors at the Annual Meeting. If either Mr. LaBranche or Mr. Hayward becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by our Board of Directors to replace the nominee or to fill the vacancy. Each of Mr. LaBranche and Mr. Hayward has consented to be named and has indicated his intent to serve if elected. Our Board of Directors has no reason to believe that either Mr. LaBranche or Mr. Hayward will be unable to serve or that any vacancy on the Board of Directors will occur.

The following information is provided with respect to the nominees for Class I director:

Nominee	Age	Year First Became Director	Principal Occupation During Past Five Years
Michael LaBranche	50	1999

Michael LaBranche has been our Chairman, Chief Executive Officer and President since our initial public offering in August 1999. Mr. LaBranche has served as Chairman of the Management Committee of LaBranche & Co. LLC since 1996, as a member of the Management Committee of LaBranche & Co. LLC since 1988 and as a specialist with LaBranche & Co. LLC since 1977. He currently is a member of the Board of Executives of the NYSE and is a member of the NYSE’s Market Performance Committee. Mr. LaBranche is a member of the Board of Directors of the Securities Industry Automation Corporation, a subsidiary of the NYSE, the American Stock Exchange and the Securities Industry Association.

Alfred O. Hayward, Jr.	58	1999

Alfred O. Hayward, Jr. has been our Executive Vice President and a member of our Board of Directors since our initial public offering in August 1999. In November 2003, Mr. Hayward became Chief Executive Officer of our LaBranche & Co. LLC subsidiary. Mr. Hayward has been a specialist with LaBranche & Co. LLC since 1983 and has served as a member of the Management Committee of LaBranche & Co. LLC since 1994. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs. Mr. Hayward currently is serving as a Governor of the NYSE, is a director of the NYSE Gratuity Fund and has also served as the Chairman of the NYSE’s Allocation Committee.

VOTE REQUIRED

The two nominees receiving the highest number of affirmative votes will be elected as Class I directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the nominee in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for either nominee will not be counted as a vote for such nominee.

OUR BOARD OF DIRECTORS DEEMS THE ELECTION OF BOTH NOMINEES AS CLASS I DIRECTORS TO BE IN OUR AND OUR STOCKHOLDERS’ BEST INTERESTS AND RECOMMENDS A VOTE “FOR” THEIR ELECTION.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors currently consists of six members, a majority of whom have been determined to be “independent” within the meaning of the listing standards of the NYSE. Our Board has determined that Thomas E. Dooley, David A. George, Donald E. Kiernan and Robert E. Torray have no direct or indirect material relationship with us other than in their capacity as directors, and thus are independent in accordance with applicable law and NYSE rules. In making this determination, the Board applied the standards set forth in our Amended and Restated Corporate Governance Guidelines, which state that a prospective board member is not “independent” if, within the preceding three years:

•       he or she was employed by us or a member of his or her immediate family was one of our officers;

•       he or she (or his or her immediate family member) received direct compensation from us (other than compensation for service as a director, or compensation related to a pension or deferred compensation plan) of more than $100,000/year;

•       he or she was affiliated with, or was employed by, our internal or external auditor or a member of his or her immediate family was affiliated with, or employed in a professional capacity by, our internal or external auditor;

•       he or she (or his or her immediate family member) was part of a compensation committee interlock involving one of our executive officers (or his or her immediate family member);

•       he or she was an executive officer or employee of a company that makes payments to, or receives payments from, us in amounts exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues, or his or her immediate family member was an executive officer of a company that makes payments to, or receives payments from, us in amounts exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•       he or she is an executive officer or employee of another company who is indebted to us, or to which we are indebted, and the total amount of such indebtedness at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

During 2005, the Board of Directors held seven meetings and executed two unanimous written consents in lieu of meeting. During 2005, all our Directors attended 75% or more of the meetings of the Board and meetings of committees of the Board on which they served. The Board of Directors also regularly held executive sessions of the independent directors. Mr. Dooley served as presiding director for these executive sessions in 2005. Mr. Dooley has been designated as presiding director for these executive sessions in 2006.

Messrs. LaBranche and Hayward attended our 2005 Annual Meeting of Stockholders. We encourage our local directors to attend our 2006 Annual Meeting of Stockholders.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee.

Audit Committee

Our Audit Committee oversees our financial reporting process and reports the results of its activities to our Board of Directors. Our Audit Committee reviews, acts on and reports to our Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters, and it has the sole authority and direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent registered public accounting firm. Our Audit Committee also has the authority to resolve disagreements between management and our independent registered public accounting firm.

Our Audit Committee is currently composed of Thomas E. Dooley, David A. George, Donald E. Kiernan and Robert E. Torray. Mr. Dooley currently is the Chairman of our Audit Committee, and our Board of Directors has determined that he is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934. Our Board of Directors has also determined that each of the members of our Audit Committee is “independent” within the meaning of applicable laws and the rules and regulations of the NYSE and the SEC.

We currently do not limit the number of audit committees on which our Audit Committee members may sit. Thomas E. Dooley serves on the audit committee of one public company in addition to ours, Donald E. Kiernan serves on the audit committees of three public companies in addition to ours, and Robert E. Torray serves on the audit committee of one public company in addition to ours.  Our Board of Directors has determined that each of Messrs. Dooley’s, Kiernan’s and Torray’s service on those other audit committees does not currently impair his ability to serve effectively on our Audit Committee.

During 2005, our Audit Committee met ten times, including four executive sessions and including private sessions with our Chief Financial Officer, Corporate Controller, General Counsel, Managing Director of Corporate Finance, Director of Internal Audit and representatives of our independent registered public accounting firm.

A copy of our Third Amended and Restated Audit Committee Charter is available on our website at www.labranche.com.

Compensation Committee

The principal responsibilities of our Compensation Committee are to review and approve our goals and objectives with respect to the compensation of our executive officers, evaluate our executive officers’ performance in light of those goals and objectives and set our executive officers’ compensation based on such evaluation, review our overall compensation structure to determine whether we establish appropriate incentives for our executive officers and directors, and make recommendations to our Board of Directors with respect to the structure of our equity and incentive compensation plans and programs.

Our Compensation Committee is composed of Thomas E. Dooley, David A. George, Donald E. Kiernan and Robert E. Torray. Mr. George currently is the Chairman of our Compensation Committee. Our Board of Directors has determined that each member of our Compensation Committee is “independent” within the meaning of the applicable laws and rules and regulations of the NYSE and the SEC. A copy of our Amended and Restated Compensation Committee Charter is available on our website at www.labranche.com.

During 2005, our Compensation Committee met three times and executed two unanimous written consents in lieu of a meeting.

Nominating & Corporate Governance Committee

Our Nominating & Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors and leads and oversees management in shaping our corporate governance structure in a manner that promotes our and our stockholders’ best interests. Our Nominating & Corporate Governance Committee makes recommendations to our Board of Directors with respect to all corporate governance matters affecting us, annually reviews and assesses the adequacy of our Code of Conduct and Corporate Governance Guidelines and recommends changes to the Board for approval and adoption as necessary or advisable.

Our Nominating & Corporate Governance Committee is composed of Thomas E. Dooley, David A. George, Donald E. Kiernan and Robert E. Torray. Mr. Kiernan currently is the Chairman of our Nominating & Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating & Corporate Governance Committee is “independent” within the meaning of the applicable laws and rules and regulations of the NYSE and the SEC. A copy of our Amended and Restated Nominating & Corporate Governance Committee Charter is available on our website at www.labranche.com.

During 2005, our Nominating & Corporate Governance Committee met five times and executed one unanimous written consent in lieu of a meeting.

Director Compensation

Four non-employee directors serve as members of our Board of Directors. Each of our non-employee directors currently receives an annual retainer of $50,000 and attendance fees of $2,500 per board meeting and $2,500 per committee meeting attended. The meeting attendance fees are paid after the end of each fiscal year in shares of our common stock under our Equity Incentive Plan. Our employee directors do not receive any additional compensation for serving on our Board of Directors or any committee of our board, and our non-employee directors do not receive any compensation from us other than the retainer and attendance fees described above.

Corporate Governance Guidelines

The Board of Directors has adopted our Amended and Restated Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for our corporate governance system and cover such topics as director qualifications and Board composition, director compensation, evaluation of our Chief Executive Officer and director orientation and continuing education. The Nominating & Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board changes to the Guidelines as necessary or advisable. A copy of the Guidelines is available on our website at www.labranche.com.

Code of Conduct

We have adopted an Amended and Restated Code of Conduct (the “Code of Conduct”) designed to help directors, officers and employees resolve ethical issues that arise in the conduct of their duties. Our Code of Conduct applies to all our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Controller and any other employee performing similar functions. Our Code of Conduct covers such topics as conflicts of interest, insider trading, full, fair, accurate, timely and understandable disclosure in our public filings and communications, compliance with applicable governmental laws, rules and regulations, accountability for adherence to our Code of Conduct and the prompt internal reporting of violations of our Code of Conduct. A copy of our Code of Conduct is available on our website at www.labranche.com. We will post on our website any amendments to or waivers of the provisions of our Code of Conduct applicable to any of our directors and executive officers. We also have an anonymous Whistleblower Policy, which has been made a part of, and is incorporated by reference into, our Code of Conduct. The Whistleblower Policy is available to any of our employees to report any perceived noncompliance with our Corporate Governance Guidelines or Code of Conduct.

Director Nomination Process

Our Nominating & Corporate Governance Committee is responsible for recommending to our Board of Directors nominees for election as Directors. In selecting nominees, and when considering the Board and its committees, each as a whole, our Nominating & Corporate Governance Committee seeks to maintain a balance of business experience and interpersonal skills, thereby maximizing the effectiveness of the Board and each of its committees. In assessing a candidate’s qualifications, our Nominating & Corporate Governance Committee considers such factors as the following:

•       whether the candidate has demonstrated broad business judgment and leadership;

•       management experience at a senior policy-making level in one or more functional areas of a major public company;

•       familiarity with relevant regulatory issues or specific industry knowledge;

•       business creativity and vision;

•       a demonstrable personal commitment to our and our stockholders’ interests;

•       ability and desire to invest time and effort on a consistent basis;

•       awareness of, and perspective on, relevant current business issues;

•       diversity of relevant experience, expertise, age, race and gender;

•       prior participation in board and committee deliberations; and

•       absence of an over-commitment to other business activities or the requirements of boards of other companies.

Our Nominating & Corporate Governance Committee solicits ideas for possible candidates from members of our Board, our officers and individuals personally known to members of our Board. Our Nominating & Corporate Governance Committee also will consider qualified candidates submitted by our stockholders. Stockholders can suggest qualified candidates for our Board by writing to our Secretary at One Exchange Plaza, New York, NY 10006. Submissions will be forwarded to the Chairman of our Nominating & Corporate Governance Committee for further review and consideration.

Communications with our Board

Any stockholder who wishes to contact our Board of Directors or an individual member of our Board should direct written correspondence to our Secretary at One Exchange Plaza, New York, NY 10006. The Secretary will forward such communications to our Board or the specified individual Board member to whom the communication is directed.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been an employee of ours. None of our executive officers serves as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

PROPOSAL NO. 2—APPROVAL OF AMENDMENT TO OUR
SENIOR EXECUTIVE BONUS PLAN

Since 2003, we have maintained two separate bonus compensation plans—the LaBranche & Co Inc. Senior Executive Bonus Plan (the “Existing Senior Plan”), which was approved by our stockholders at the 2003 Annual Meeting of Stockholders, and the LaBranche & Co Inc. Annual Incentive Plan. We implemented the Existing Senior Plan to enable us to pay bonus amounts to our Chief Executive Officer and other officers that qualify for the exception to the $1.0 million annual deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for “performance-based compensation.” The Annual Incentive Plan provides for the payment of incentive compensation to our managing directors and other key employees who do not participate in the Existing Senior Plan, as determined by the Compensation Committee. The Existing Senior Plan operates in conjunction with our Annual Incentive Plan, in that the aggregate bonus payment that can be made under both plans for any fiscal year cannot exceed 30% of our “Pre-Tax Income,” as defined in the plans, for such fiscal year.

On March 30, 2006, our Compensation Committee recommended, and our Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Existing Senior Plan that: (i) enables our Compensation Committee to authorize the payment of “mid-year” and other non-fiscal year bonus amounts under the plan to eligible participants based on performance over the designated period, (ii) modifies the definition of “Pre-Tax Income” under the plan to exclude certain non-cash, non-operating and non-recurring items, and (iii) makes certain other technical changes to the terms of the Existing Senior Plan in order to conform to the proposed amended terms. In order to assure that bonuses paid under the Existing Senior Plan will continue to qualify for the exception for “performance-based compensation” under Section 162(m), we are submitting the proposed amendment for approval by our stockholders.

If the proposed amendment is approved by our stockholders, our Annual Incentive Plan will be amended to make corresponding changes to its terms.

Notwithstanding the above, we continue to reserve our right to pay our executive officers, including participants in the Existing Senior Plan as proposed to be amended, amounts which may or may not be deductible under Section 162(m) of the Code, including bonus amounts which are paid independent of either plan.

Summary of Existing Senior Plan (Prior to Amendment)

Under the Existing Senior Plan, at the beginning of each fiscal year performance period, our Compensation Committee selects the executive officers who will participate in the Existing Senior Plan during that fiscal year performance (each, a “fiscal period”). Those executive officers who are selected by our Compensation Committee as participants in the Existing Senior Plan for a fiscal period may not participate in our Annual Incentive Plan for the same fiscal period. Subject to our Compensation Committee’s discretion to reduce or eliminate any bonus payable under the Existing Senior Plan, each participant is eligible to receive for each fiscal period a bonus equal to 5% of our Pre-Tax Income, as defined in the Existing Senior Plan, during such fiscal period. In no event, however, may the aggregate amount paid under the Existing Senior Plan and the Annual Incentive Plan with respect to any fiscal year exceed an aggregate of 30% of our Pre-Tax Income for such fiscal year.

“Pre-Tax Income” for any fiscal period means our “income before provision for income taxes” for such fiscal period, as reported on our consolidated financial statements, reduced by the amount of any compensation expense for such fiscal period attributable to restricted stock unit awards issued to our employees in connection with our initial public offering in August 1999.

Under the Existing Senior Plan, following each fiscal period, but prior to the payment of any bonuses for such fiscal period, our Compensation Committee is required to the attainment of the performance goal and the amount of each participant’s bonus for such fiscal period and the method and timing of bonus payments, which generally has occurred at the Compensation Committee’s January meeting following the end of a fiscal period. Bonuses are payable, at the discretion of the Compensation Committee, in cash and/or equity-based awards (including restricted or unrestricted shares of our common stock, options to purchase shares of our common stock, restricted stock units or any other equity-based award permitted under our Equity Incentive Plan or any successor or future plan), with the cash portion generally paid at the same time as other bonuses for such fiscal period.

If a participant’s employment with us terminates for any reason before the end of a fiscal period, our Compensation Committee has the discretion under the Existing Senior Plan to determine whether such participant’s bonus for such fiscal period would be forfeited or reduced on a pro-rata basis to reflect the portion of such fiscal period during which the participant was employed by us, and to make such other arrangements as it deems appropriate.

Our Board of Directors may, at any time, terminate or amend the Existing Senior Plan, although any amendment of the Existing Senior Plan’s performance criteria requires stockholder approval in order for bonus awards under the plan to continue to be exempt from the $1.0 million deduction limitation of Section 162(m) of the Code.

Summary of Proposed Amendment

The following summary of the material terms of the proposed amendment to the Existing Senior Plan is qualified in its entirety by reference to the complete text of the Existing Senior Plan, as proposed to be amended, which is attached hereto as Annex A.

Performance Periods—The proposed amendment will enable our Compensation Committee to establish separate “performance periods,” as defined under the plan, that are based on our performance over a whole fiscal year or portions of a fiscal year. These “performance periods” may run consecutively or concurrently. The Existing Senior Plan only permits bonus payments based on whole fiscal year performance periods. Under the proposed amendment, in order to comply with Section 162(m) of the Internal Revenue Code, our Compensation Committee will be required to establish each performance period prior to the earlier of (1) the 90th day after the commencement of the performance period or (2) the date on which 25% of the performance period has elapsed (the “establishment date”). In January 2006, our Compensation Committee established, subject to approval of the amendment by our stockholders, that the performance periods for our 2006 fiscal year will be (a) the first two fiscal quarters of 2006 and (b) the full fiscal year of 2006. Any additional performance periods under the proposed amendment will be determined on or before the applicable required establishment date.

Participation—Similarly, the proposed amendment requires our Compensation Committee to select the participants for each performance period no later than the establishment date for that performance period.

Bonus Amounts—The proposed amendment provides for payment of bonus amounts based on our performance over each performance period (e.g., for 2006, the first two fiscal quarters and the full fiscal year), rather than only based on our performance for the full fiscal year. As proposed, there will be an automatic reduction for any amount previously paid under the plan (in cash and/or equity-based awards) to a participant with respect to any prior performance period ending during the same fiscal year. In addition, the proposed amendment modifies the definition of “Pre-Tax Income,” to our net income before taxes for each performance period as reported on our consolidated financial statements for the relevant performance period, excluding (1) amounts expensed as a result of the amortization of equity-based awards granted to any individual at any time, (2) amounts expensed as a result of the amortization of grants of equity-based awards granted in connection with any acquisition, (3) losses related to the impairment of goodwill, other intangible assets, and exchange memberships, (4) any restructuring expenses, (5) gains or losses on the extinguishment of any of our debt, (6) gains on the restructuring of our debt or other liabilities, (7) gains or losses that are the direct result of major casualties or natural disaster, (8) non-cash gains or losses with respect to the shares of NYSE Group stock we acquired, and continue to hold, in connection with the consummated merger between the NYSE and Archipelago Holdings, Inc., and (9) any other expenses, losses, income or gains that are separately disclosed and are unusual in nature or infrequent in occurrence.

The combined aggregate amount of bonus payments that can be made under the proposed amendment to the Existing Senior Plan and the Annual Incentive Plan for each fiscal year will continue to be 30% of our “Pre-Tax Income;” however, for purposes of applying this limitation, the modifications to the definition of “Pre-Tax Income” set forth above will be taken into account under the Annual Incentive Plan, as well.

Payment of Bonus Amount; Deferral.   The proposed amendment also requires cash bonuses under the plan to be paid no later than the 15th day of the third month after the end of a fiscal year. This change is proposed to ensure that annual bonus amounts will not be treated as deferred compensation under new Section 409A of the Code. Since our historic practice has been to pay out cash bonuses before such date, this modification should have no operational effect.

Benefits under the Proposed Amendment

The amount of each participant’s bonus under the Existing Senior Plan, as proposed to be amended, for each performance period will be determined based on our Pre-Tax Income for such performance period, subject to our Compensation Committee’s right to eliminate or reduce the bonus. As a result, we cannot determine the amounts that will be payable thereunder to any participant in any current or future performance period. However, based on the bonus amounts actually awarded by our Compensation Committee for our 2005 fiscal year to our covered employees under the Existing Senior Plan, these bonuses would have been within the parameters set forth in the proposed amendment to the plan. Historically, in years for which bonuses are payable within the terms of the Existing Senior Plan, our Compensation Committee has exercised its discretion to pay bonuses that are less than 5% of our Pre-Tax Income. The Compensation  Committee has determined to do this in order to keep the bonuses paid to our senior executive officers in line with our general compensation structure and enhance stockholder values by reinvesting the remainder of our operating cash flows into the business. See the Summary Compensation Table on page 21 for the bonus amounts actually awarded by our Compensation Committee to our covered employees for 2005, 2004 and 2003.

Interest of Certain Directors and Executive Officers in Proposal No. 2

The Compensation Committee has selected Messrs. LaBranche, Hayward, Burke, Chertoff and Gray as participants in the Existing Senior Plan, as proposed to be amended, for the performance periods ending June 30, 2006 and December 31, 2006 and, unless and until otherwise determined by the Compensation Committee, for each performance period commencing thereafter.

Each of Messrs. LaBranche, Hayward, Burke, Chertoff and Gray is an executive officer and each of Messrs. LaBranche and Hayward is a director. Messrs. LaBranche, Hayward, Burke, Chertoff and Gray collectively beneficially own 6,425,436 shares of our common stock, constituting approximately 10.4% of the outstanding shares of our common stock. As a result of the stockholders’ agreement referred to in “Beneficial Ownership of Common Stock by Certain Stockholders and Management,” Messrs. LaBranche, Hayward and James G. Gallagher, a former director and executive officer, may be deemed to beneficially own an aggregate of 10,865,912 shares of our common stock, constituting approximately 17.6% of the outstanding shares of our common stock, due to a stockholders agreement.

VOTE REQUIRED

The affirmative vote of a majority of the votes cast is required for the approval of the proposed amendment to the Existing Senior Plan. Abstentions will have the practical effect of a vote against this proposal. Broker non-votes are not treated as a “vote” for or against this proposal and thus will not have any impact on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS DEEMS THE PROPOSED AMENDMENT TO OUR EXISTING SENIOR PLAN TO BE IN OUR AND OUR STOCKHOLDERS’ BEST INTERESTS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

Name	Age	Position
Michael LaBranche	50	Chairman, Chief Executive Officer and President
Alfred O. Hayward, Jr.	58	Director and Executive Vice President; Chief Executive Officer of LaBranche & Co. LLC
Thomas E. Dooley	49	Director
David A. George	63	Director
Donald E. Kiernan	65	Director
Robert E. Torray	69	Director
William J. Burke, III	51	Corporate Secretary; Chief Executive Officer of LaBranche Financial Services, Inc.
Jeffrey M. Chertoff	51	Senior Vice President and Chief Financial Officer
Stephen H. Gray	35	General Counsel and Assistant Corporate Secretary

Michael LaBranche has been our Chairman, Chief Executive Officer and President since our initial public offering in August 1999. Mr. LaBranche has served as Chairman of the Management Committee of LaBranche & Co. LLC since 1996, as a member of the Management Committee of LaBranche & Co. LLC since 1988 and as a specialist with LaBranche & Co. LLC since 1977. He currently is a member of the Board of Executives of the NYSE and is a member of the NYSE’s Market Performance Committee. Mr. LaBranche is a member of the Board of Directors of the Securities Industry Automation Corporation, a subsidiary of the NYSE, the American Stock Exchange and the Securities Industry Association.

Alfred O. Hayward, Jr. has been our Executive Vice President and a member of our Board of Directors since our initial public offering in August 1999. In November 2003, Mr. Hayward became Chief Executive Officer of our LaBranche & Co. LLC subsidiary. Mr. Hayward has been a specialist with LaBranche & Co. LLC since 1983 and has served as a member of the Management Committee of LaBranche & Co. LLC since 1994. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs. Mr. Hayward currently is serving as a Governor of the NYSE, is a director of the NYSE Gratuity Fund and has also served as the Chairman of the NYSE’s Allocation Committee.

Thomas E. Dooley has been a member of our Board of Directors since March 2000. Mr. Dooley is Co-Chairman and Chief Executive Officer of DND Capital Partners, a venture capital and investment advisory firm that specializes in the media and telecommunications markets. Prior to joining DND Capital Partners in June 2000, Mr. Dooley was Deputy Chairman of Viacom Inc. and a member of Viacom’s Executive Committee and board of directors and served as Viacom’s Executive Vice President, Finance, Corporate Development and Communications. Mr. Dooley currently is a director of the North Shore Long Island Jewish Hospital System. Mr. Dooley also currently serves on the board of directors of Viacom, Inc., following its December 31, 2005 separation from CBS Corp.

David A. George has been a member of our Board of Directors since June 1, 2001. From May 1999 to September 2001, Mr. George was a senior director of Goldman Sachs Group, Inc., the public holding company and parent of Goldman, Sachs & Co. From 1994 to May 1999, Mr. George was a limited partner and advisor of Goldman, Sachs & Co. Mr. George also served as a member of the management committee and as a managing partner of Goldman, Sachs & Co. from 1988 to 1994. Mr. George joined Goldman Sachs in 1973 in the Investment Banking Division and held numerous positions, including head of the Operations, Technology and Finance Division and the Private Finance Division. Mr. George also served as Goldman Sachs’ Chief Financial Officer and as chairman of its Finance Committee. From 1967 to 1973, Mr. George was an attorney at the law firm of Dewey, Ballantine, Bushby, Palmer & Wood. Mr. George currently serves as a trustee of New York Presbyterian Hospital, and as Co-Chairman and Co-Chief

Executive Officer of PetCareRx, a national pet pharmacy that provides pet medications, health and nutritional supplements directly to pet owners.

Donald E. Kiernan became a member of our Board of Directors in March 2003. Mr. Kiernan was Senior Executive Vice President and Chief Financial Officer of SBC Communications Inc. from October 1993 until his retirement in August 2001. From 1990 to October 1993, he served as Vice President of Finance for SBC Communications Inc. Mr. Kiernan is a Certified Public Accountant and was a partner of Arthur Young & Company and its successor firm, Ernst & Young LLP. Mr. Kiernan also serves on the boards of directors of Seagate Technologies, Health Management Associates, Inc. and MoneyGram International, which was formerly a division of Viad Corporation.

Robert E. Torray became a member of our board of directors in October 2005. Mr. Torray has over 44 years experience in the investment business and has been chairman of Torray LLC since 1972. Torray LLC owns Robert E. Torray & Co., Inc., an institutional investment management firm, The Torray Corporation, a mutual fund management company, and TEL Corp., a private hedge fund. Mr. Torray is also a member of the Board of Directors of CarrAmerica Realty Corporation, a publicly-traded real estate investment trust.

William J. Burke, III became the Chief Executive Officer of our LaBranche Financial Services, Inc. subsidiary in January 2003. He has served as our Corporate Secretary since our initial public offering in August 1999 and as the director of business development and director of risk management of our LaBranche & Co. LLC subsidiary from October 1999 to January 2003. From 1991 to 1996, Mr. Burke was the managing partner of W.J. Burke & Co. LLC, a registered market-maker on the NYSE, and was a sole-proprietor specialist on the NYSE from 1989 to 1991. Prior to 1989, Mr. Burke was a vice president of Salomon Brothers. Mr. Burke is a director of the Kenyon Review, a journal of culture and literature.

Jeffrey M. Certify has been our Senior Vice President and Chief Financial Officer since July 2005. Mr. Certify was the Chief Financial Officer and Senior Vice President of Cantor Fitzgerald, Inc. and its subsidiary ESpeed, Inc. from May 2002 to May 2004. From August 1998 to April 2002, Mr. Chertoff had been the Executive Vice President and Chief Financial Officer of Daiwa Securities America, where he was a member of Daiwa’s Management and Risk Committees. Prior to Daiwa, Mr. Chertoff was the Controller for Salomon Brothers Inc., and was a Managing Director at Bear Stearns, where he spent 13 years. He began his career at Coopers and Lybrand, now PricewaterhouseCoopers LLP. Mr. Chertoff currently serves as an advisor to the Board of Directors, and was the former President, of the Financial Management Division of the Securities Industry Association.

Stephen H. Gray has been our General Counsel and Assistant Corporate Secretary since May 2004. From June 1998 to May 2004, Mr. Gray was an attorney at the law firm Fulbright & Jaworski L.L.P. in New York, New York, concentrating in securities offerings, mergers and acquisitions and general corporate and securities law compliance for a number of companies, including us since April 2000. From January 1996 to June 1998, he was a corporate  and securities attorney at the law firm Brock, Silverstein & McAuliffe, LLC, in New York, New York.

There are no family relationships among any of our directors and executive officers.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation during fiscal 2005, 2004 and 2003 of our Chief Executive Officer and our four other highest paid executive officers named in the table whose total salary for fiscal 2005 exceeded $100,000 for services rendered in all capacities. These amounts may not be indicative of amounts to be paid to the named executive officers in future years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus(1)	Restricted Stock Awards(2)	Securities Underlying Stock Options	All Other Compensation(3)
Michael LaBranche	2005	$250,000		$1,650,000	$—	—	$6,798
Chairman, Chief Executive	2004	250,000		750,000	—	—	6,618
Officer and President	2003	250,000		—	—	—	6,468
Alfred O. Hayward, Jr.	2005	$250,000		$1,100,000	$—	—	$6,798
Executive Vice President,	2004	250,000		610,000	—	—	6,618
Chief Executive Officer of	2003	250,000		163,100	—	—	6,468
LaBranche & Co. LLC
William J. Burke, III	2005	$250,000		$530,000	$—	—	$498
Secretary and Chief	2004	250,000		311,000	47,300	—	468
Executive Officer of	2003	250,000		—	—	—	6,468
LaBranche Financial
Services, Inc.
Jeffrey M. Chertoff	2005	$125,000	(4)	$410,000	$—	—	$249
Senior Vice President and	2004	—		—	—	—	—
Chief Financial Officer	2003	—		—	—	—	—
Stephen H. Gray	2005	$235,833	(5)	$130,000	$—	—	$5,679
General Counsel and Assistant	2004	127,346		35,000	—	—	273
Corporate Secretary	2003	—		—	—	—	—

(1)          Reflects bonus amount earned in such fiscal year.

(2)          Fiscal 2004 includes restricted stock units granted to Mr. Burke representing 5,000 shares of our common stock, which vest in full on January 21, 2007.

(3)          Fiscal 2005 includes $6,300, $6,300, $0, $0 and $5,181 of matching contributions under our 401(k) plan, $426, $426, $426, $213 and $426 of premiums paid for group-term life insurance and $72, $72, $72, $72 and $72 of premiums paid for accidental death and dismemberment insurance for Messrs. LaBranche, Hayward, Burke, Chertoff and Gray, respectively.

Fiscal 2004 includes $6,150, $6,150, $6,150, $0 and $0 of matching contributions under our 401(k) plan, $396, $396, $396, $0 and $231 of premiums paid for group-term life insurance and $72, $72, $72, $0 and $42 of premiums paid for accidental death and dismemberment insurance for Messrs. LaBranche, Hayward, Burke, Chertoff and Gray, respectively.

Fiscal 2003 includes $6,000 of matching contributions under our 401(k) plan, $396 of premiums paid for group-term life insurance and $72 of premiums paid for accidental death and dismemberment insurance for each of the named executive officers, except Messrs. Chertoff and Gray.

(4)          Mr. Chertoff’s annual base salary is $250,000. He commenced his employment with us in July 2005.

(5)          Mr. Gray’s annual base salary is $250,000.

Option Grants In Last Fiscal Year

We did not grant any options to our named executive officers during 2005.

Fiscal Year End Option Values

The following table sets forth the number of options and value of unexercised options held by each of our named executive officers at December 31, 2005. None of our named executive officers exercised any of his options in 2005.

	Number of Unexercised Options at Year End		Value of Unexercised In-the- Money Options at Year End
	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael LaBranche	700,000	—	—	—
Alfred O. Hayward, Jr.	130,000	—	—	—
William J. Burke, III	—	—	—	—
Jeffrey M. Chertoff	—	—	—	—
Stephen H. Gray	—	—	—	—

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,638,666	$26.64	3,499,472
Equity compensation plans not approved by security holders(2)	164,778	$13.67	—
Total	2,803,444		3,499,472

(1)          Column a represents 1,545,000 options and 1,093,666 shares of restricted stock. In calculating the weighted average exercise price as reported in column b, only the options were considered.

(2)          Represents fully-vested options to purchase an aggregate of 164,778 shares of our common stock at a price of $13.67 per share, which we assumed in connection with our March 2001 acquisition of ROBB PECK McCOOEY Financial Services, Inc. All of the options outstanding will expire on the earlier to occur of (a) the 90th day following the date of the holder’s death, or (b) the 30th day following the date of the termination of the holder’s employment with us or any of our subsidiaries for any other reason.

Employment Agreements

As part of the reorganization of our firm from partnership to corporate form in connection with our initial public offering in August 1999, Messrs. LaBranche, Hayward and Burke entered into employment agreements, pledge agreements and agreements regarding noncompetition and other covenants. In July 2005, we entered into an employment agreement with Mr. Chertoff, our Senior Vice President and Chief Financial Officer, which contains comparable provisions regarding noncompetition, but not a pledge agreement. The material terms of the employment, noncompetition and pledge agreements are described below.

The employment agreement with each of Messrs. LaBranche, Hayward and Burke, which had an initial term of three years and remains in effect until the termination of his employment with us, requires him to devote his entire working time to our business and affairs, contains various restrictive covenants and is terminable on 90 days’ notice by either party. The employment agreement with Mr. Chertoff, which had an initial term of one year, requires him to devote substantially all his business time to the performance of his duties and responsibilities to us, is terminable on 90 days’ notice by either party and provides for automatic one-year renewals, subject to notice of termination.

Messrs. LaBranche, Hayward, Burke and Chertoff also have agreed not to use or disclose confidential information and not to compete with us or solicit our employees or listed companies until 12 months following the termination of their employment with us. Each of their agreements also provides that he will take all actions and do all things reasonably requested by us during a 90-day transition period following termination of employment to maintain the business, goodwill and business relationships in which or with which he was previously involved on our behalf. In addition, if any of Messrs. LaBranche, Hayward or Burke breaches the noncompetition or nonsolicitation provisions of his agreement before the termination thereof, then he will be liable for liquidated damages in an amount equal to 75% of the aggregate value of the common stock and cash received by him from us in connection with our reorganization from partnership to corporate form in August 1999. The liquidated damages provision is guaranteed by a separate pledge agreement entered into by each of Messrs. LaBranche, Hayward and Burke.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference. This report  shall not otherwise be deemed filed under such Acts.

Overview of Executive Compensation.   The Compensation Committee approved bonuses to the Company’s employees and executive officers in 2003 and 2004, two particularly challenging years for LaBranche & Co Inc. (the “Company”). The purpose of these bonuses was to reward our employees for their continuing efforts during this period to improve the Company’s operational efficiencies, enable the Company to adapt to changing market conditions and continue to grow and develop new product lines and technologies within the Company’s specialist and market-making business operations, enhance the Company’s compliance systems and ensure that the Company continued to retain their services. The Company returned to profitability in 2005, earning $37.6 million, or $0.61 per share, due in part to a renewed increase in trading volumes in 2005 and due in part to the strides made by the Company’s employees and executive officers during 2003 and 2004. The Company’s employees and executive officers have been instrumental in better managing its costs and in improving operating results in 2005. In addition, the Compensation Committee has considered the fact that it is increasingly difficult to retain qualified, experienced and conscientious employees. In view of the Company’s performance and achievement of goals and competitive and economic conditions, the Compensation Committee believes that overall compensation levels during fiscal 2005 adequately reflect the Company’s compensation goals and policies. The Compensation Committee believes that the Company’s 2005 performance evidenced the effectiveness of the Company’s compensation philosophy, which is described in more detail below.

Compensation Philosophy.   The Compensation Committee believes that executive compensation should be closely related to increased stockholder value. The Company’s compensation program is designed to enable the Company to attract, retain and reward capable employees who contribute to its success, principally by linking compensation with the attainment of key business objectives. Equity participation and a strong alignment with stockholders’ interests are key elements of the Company’s compensation philosophy. Accordingly, the Company’s executive compensation program is designed to provide competitive compensation, support the Company’s strategic business goals and reflect the Company’s performance.

The compensation program reflects the following principles:

•       Compensation should encourage increased stockholder value;

•       Compensation programs should support the Company’s short- and long-term strategic business goals and objectives;

•       Compensation programs should reflect and promote the Company’s values and reward individuals for outstanding contributions toward achieving business goals while continuing to adapt and upgrade compliance initiatives; and

•       Compensation programs should enable the Company to attract and retain highly qualified professionals.

Pay Mix and Measurement.   The Company’s executive compensation is comprised of two components—base salary and incentives—each of which is intended to serve the Company’s overall compensation philosophy. Incentives have taken the form of cash bonuses and equity incentive plan grants.

Base Salary.   The Company’s salary levels are intended to be consistent with competitive pay practices and levels of responsibility, with individual salary increases reflecting competitive trends, the

Company’s overall financial performance and resources, general economic conditions and a number of factors relating to the particular individual, including his or her performance, experience, ability, regulatory compliance and job knowledge. Base salary levels for 2005 for the Company’s executive officers were determined by the Compensation Committee.

Incentives.   Potentially available incentive awards for 2005 consisted of cash awards under the Company’s Annual Incentive Plan and Senior Executive Bonus Plan and equity-based awards pursuant to the Company’s Equity Incentive Plan, in each case based on criteria determined by the Compensation Committee. The granting of cash awards under the Annual Incentive Plan and the Senior Executive Bonus Plan is discretionary and dependent principally on the Company’s overall performance and the performance of each individual employee. Due to the Company’s overall performance, in terms of “Pre-Tax Net Income,” as defined in the Company’s Senior Executive Bonus Plan and Annual Incentive Plan, the Company was entitled to pay cash awards to its executive officers and other key employees under the terms of those plans in 2005. Consistent with the reasons described above in “Overview of Executive Compensation,” the Compensation Committee approved and granted cash awards in July 2005 and January 2006. In determining these bonuses, the Compensation Committee considered the overall performance of the Company’s executive officers and key employees in 2005, its comparison of the Company’s compensation structure to that of its peers and the importance of retaining and effectively motivating them. The Company does not have a deferred compensation plan or severance payment arrangements or payment arrangements with its named executive officers that would be triggered by a “change in control” of the Company.

As an additional incentive to employees, the Company may also grant equity-based awards, which typically consist of stock options, restricted stock and restricted stock units pursuant to the Equity Incentive Plan. The Company granted restricted stock units with respect to 806,000 shares of the Company’s common stock during the year ended December 31, 2005. In addition, in January 2006, the Company granted restricted stock units (“RSUs”) (1) with respect to 375,500 shares of the Company’s common stock generally vesting in equal one-third increments on each of the first, second and third anniversaries of the date of grant and (2) with respect to 320,000 shares of the Company’s common stock generally vesting in equal one-third increments on each of the third, fourth and fifth anniversaries of the date of grant, to certain executive officers and other key employees (assuming their continued employment with the Company through those dates). Of the RSUs granted in 2005, RSUs representing an aggregate of 22,500 shares of the Company’s common  stock were granted to the Company’s named executive officers. The Company believes that equity-based awards provide its executive officers and other key employees with an opportunity to increase their ownership of the Company’s common stock and potentially gain financially from increases in the price of the Company’s common stock. By this approach, the interests of stockholders, executives and employees are closely aligned. The equity-based awards were, and the Compensation Committee expects will continue to be, based primarily on employee performance, experience, ability, regulatory compliance and job knowledge. Generally, these grants will vest over a period of time, and executives and other employees must continue to be employed by the Company in order for such grants to vest.

Chief Executive Officer Compensation for the Fiscal Year Ended December 31, 2005.   In August 1999, Michael LaBranche entered into an employment agreement with the Company, which currently provides for an annual base salary of $250,000, plus a bonus to be determined by the Compensation Committee. Historically, bonuses paid to Mr. LaBranche for any year have been based on, among other things, the Company’s overall performance, profit margins and earnings per share in that year. For 2005, the Compensation Committee determined to pay cash bonuses in the aggregate amount of $1.65 million to Mr. LaBranche, which the Committee deemed to be in line with the general compensation structure of the Company. In determining these bonus awards to Mr. LaBranche, compared to the compensation of the Company’s other employees and Mr. LaBranche’s peers, the Compensation Committee considered (a) the overall performance of the Company’s business, especially compared to companies in the Company’s peer groups and analysts’ performance estimates, (b) the vision of Mr. LaBranche and his leadership role in continuing to adapt the Company’s specialist and market-making operations to newly-popular investment products during continued changing market conditions, (c) the Compensation Committee’s review of the analysis prepared by independent consultants retained by the committee which compares Mr. LaBranche’s current and past compensation to that of his peers in the financial services industry and (d) the importance of retaining Mr. LaBranche. The Compensation Committee also considered compensating Mr. LaBranche, in part, through a grant of RSUs or options under the Company’s Equity Incentive Plan, but determined that such a grant would not be appropriate in light of his already relatively large equity ownership in the Company. Based on these factors and the Company’s compensation philosophy, and for the reasons described above in “Overview of Executive Compensation,” the Compensation Committee deems the compensation arrangements with Mr. LaBranche to be appropriate.

Tax Effects.   Section 162(m) of the Code generally denies a federal income tax deduction for certain compensation exceeding $1.0 million paid to any of the Chief Executive Officer and the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Non-deductibility would result in additional tax cost to the Company. Through December 31, 2005, this provision did not affect the Company’s tax deductions. The Compensation Committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits. The Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) because the Committee wishes to maintain the flexibility to structure the Company’s compensation programs in ways that best promote the interests of the Company and its stockholders.

April 12, 2006	Compensation Committee Members
David A. George (Chairman)
Thomas E. Dooley
Donald E. Kiernan
Robert E. Torray

REPORT OF OUR AUDIT COMMITTEE

The Audit Committee reviews, acts on and reports to the Board of Directors of LaBranche & Co Inc. (the “Company”) with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. The Audit Committee has the authority and direct responsibility to select, evaluate, determine the compensation of, oversee, and, where appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee also has the authority to resolve disagreements between management of the Company and its independent registered public accounting firm. The Audit Committee reviews and discusses its charter at least annually in order to determine whether appropriate changes and/or additions need to be made to update and enhance the Company’s auditing procedures and standards. The Board of Directors of the Company has determined that each member of the Audit Committee is “independent” as defined by the rules promulgated by the SEC and the listing standards of the NYSE.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. KPMG LLP is also required to express an opinion on (i) management’s process for assessing the effectiveness of the Company’s internal control over financial reporting and (ii) the effectiveness of the Company’s internal control over financial reporting.

In accordance with the Audit Committee charter, the Audit Committee assists the Company’s Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. During the year ended December 31, 2005, the Audit Committee met ten times and discussed the interim financial information contained in each of the Company’s quarterly earnings announcements. The Audit Committee also held quarterly executive sessions throughout 2005, including private sessions with each of the Company’s Chief Financial Officer, Corporate Controller, General Counsel, Managing Director of Corporate Finance, Director of Internal Audit and representatives of the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from KPMG LLP a formal written statement describing all relationships between KPMG LLP and the Company that might bear on KPMG LLP’s independence consistent with Independence Standards Board Standard No. 1—“Independence Discussions with Audit Committees,” discussed with KPMG LLP any relationships that may impact KPMG LLP’s objectivity and independence, and satisfied itself as to KPMG LLP’s independence.

Throughout 2005, management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed the Company’s assessments, testing and evaluations of its internal control over financial reporting and provided oversight and advice to management during the process and received and discussed updates from management and KPMG LLP at each regularly scheduled Audit Committee meeting concerning testing of operating effectiveness. The Chairman of the Audit Committee received and discussed additional updates from management concerning testing of operating effectiveness between meetings of the full Audit Committee. At the conclusion of the process, management of the Company provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management on internal controls over financial reporting contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed with the Securities and Exchange Commission on March 16, 2006. The Audit Committee met with KPMG LLP prior to the filing of the Company’s 2005 Annual Report on Form 10-K and reviewed KPMG LLP’s Report of Independent Registered Public Accounting Firm

included in the Company’s 2005 Annual Report on Form 10-K related to (i) its audit of the consolidated financial statements of the Company, (ii) management’s process for assessing the effectiveness of the Company’s internal control over financial reporting and (iii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the annual evaluation of these internal controls in 2006.

During 2005, the Audit Committee also reviewed with both the Company’s internal auditors and independent registered public accounting firm their respective audit plans, audit scope and identification of audit risks. The Audit Committee also devoted substantial attention to, among other things, the review of quarterly financial statements and earnings releases, the relationship between the Company’s debt obligations and its liquidity and capital resources, audit-related matters and tax-related issues, regulatory investigations and inquiries, litigation and other legal and regulatory proceedings facing the Company and its subsidiaries, including litigation arising out of the Company’s March 2004 settlement with the SEC and NYSE involving LaBranche & Co. LLC’s specialist trading activities and other compliance issues.

The Audit Committee discussed and reviewed with KPMG LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended—“Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s consolidated financial statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

April 12, 2006	Audit Committee Members
Thomas E. Dooley (Chairman)
Donald E. Kiernan
David A. George
Robert E. Torray

PROPOSAL NO. 3—RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our stockholders will be asked to ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. KPMG LLP audited our consolidated financial statements as of and for the fiscal year ended December 31, 2005. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

Our organizational documents do not require that our stockholders ratify the appointment of our independent registered public accounting firm. We are doing so (as we have done in prior years) because we believe it is a matter of good corporate practice. If our stockholders do not ratify our appointment of KPMG LLP as our independent registered public accounting firm, our Audit Committee will reconsider whether or not to retain KPMG LLP, but still may retain them. Even if the selection is ratified by our stockholders, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Audit Fees

The following table sets forth the fees we paid for audit, audit-related, tax and other services provided by KPMG LLP to us during each of the last two fiscal years.

	2005	2004
Audit fees	$1,450,352	$1,420,500
Audit-related fees	20,000	153,735
Tax fees	—	—
All other fees	87,124	—

Audit services included the annual audit of our financial statements included in our Annual Report on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q during each fiscal year, audits of certain consolidated subsidiaries and review and consultation regarding Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related services are assurance and other services that are related to audit and review of our financial statements. These services included audits of our employee benefit plans (in 2004 only) and reviews of compliance with our debt covenants. All other fees consist of accounting assistance in connection with a regulatory filing in 2005.

Our Audit Committee has determined that the services described above that were rendered by KPMG LLP were compatible with the maintenance of its independence from our management.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The Audit Committee shall pre-approve any additional audit services and permissible non-audit services. All “Audit Fees” and “Audit-Related Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

VOTE REQUIRED

The affirmative vote of a majority of the votes cast is required for the ratification of our appointment of KPMG LLP as our independent registered public accounting firm. Abstentions will have the practical effect of a vote against this proposal. Broker non-votes are not treated as a “vote” for or against this proposal and thus will not have any impact on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN OUR AND OUR STOCKHOLDERS’ BEST INTERESTS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments for Use of NYSE Memberships

During 2005, some of our executive officers contributed the use of their NYSE memberships to our LaBranche & Co. LLC subsidiary and received payments from LaBranche & Co. LLC based on the market value of the memberships. Following March 8, 2006, upon consummation of the merger between the New York Stock Exchange, Inc. and Archipelago Holdings, Inc., we no longer use those NYSE memberships and thus will no longer be making such payments to Messrs. LaBranche, Hayward and Burke. For 2005, the named executive officers listed below received payments from LaBranche & Co. LLC for the use of their NYSE memberships in the amounts set forth opposite their names:

Name	Payment Amounts
Michael LaBranche	$72,000
Alfred O. Hayward, Jr.	72,000
William J. Burke, III	72,000

Ownership Interest in Limited Liability Company

Michael LaBranche owns a 12.5% membership interest in a limited liability company in which one of our subsidiaries, LABDR Services, Inc., also owns a 25% membership interest. This limited liability company, which owns a 100% interest in one small aircraft and an 18.75% interest in another small aircraft, allows its members to share flight time based on their respective membership interests. Neither we nor Mr. LaBranche has derived any income from the ownership of our or his membership interest in this limited liability company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than ten percent of our outstanding common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2005 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

COMPARATIVE PERFORMANCE BY LaBRANCHE & CO INC.

The SEC requires us to present a chart comparing the cumulative total stockholder return on our common stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group for a five-year period. This chart compares our common stock with (i) the NYSE Composite Index and (ii) the Nasdaq Financial Sector Index. The chart assumes (a) $100 was invested on January 1, 2001 in each of our common stock, the stocks comprising the NYSE Composite Index and the stocks comprising the Nasdaq Financial Sector Index and (b) the reinvestment of dividends.

Comparison of Cumulative Total Return

STOCKHOLDER PROPOSALS

All stockholder proposals which are intended to be presented at our annual meeting of stockholders to be held in 2007 must be received by us no later than December 17, 2006 for inclusion in our proxy statement and form of proxy relating to that meeting.

Stockholder proxies obtained by our Board of Directors in connection with our annual meeting of stockholders to be held in 2007 will confer on the proxies discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our Secretary before February 7, 2007.

OTHER BUSINESS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

WILLIAM J. BURKE, III
Secretary

Dated: April 12, 2006

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: LaBRANCHE & CO INC., ATTENTION: SECRETARY, ONE EXCHANGE PLAZA, NEW YORK, NEW YORK 10006.

ANNEX A

LaBRANCHE & CO INC.
SENIOR EXECUTIVE BONUS PLAN

(As Amended March 30, 2006, subject to Stockholder Approval)

1.   Purpose.   The purpose of the LaBranche & Co Inc. Senior Executive Bonus Plan (the “Plan”) is to attract, motivate and retain certain “Executive Officers” (as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of LaBranche & Co Inc. (the “Company”) and its subsidiaries and affiliates (collectively with the Company, the “Firm”) in order to promote the Firm’s long-term growth and profitability. It is intended that all bonuses payable under the Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations issued thereunder, and the Plan shall be interpreted and construed accordingly.

2.   Administration.

(a)   Committee.   Subject to Section 2(c) hereof, the Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”), whose members shall serve at the pleasure of the Board. The Committee at all times shall be composed of at least two directors of the Company, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(3) and a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. If for any reason any member of the Committee does not qualify as an “outside director” or as a “non-employee director,” such non-compliance shall not affect the validity of any awards, determinations, certifications or interpretations made by, or any other actions of, the Committee hereunder. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(b)   Authority of Committee.   Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to designate those Executive Officers of the Firm, in addition to the Chief Executive Officer of the Company, who shall participate in the Plan (the “Participants”) for each “Performance Period” (as defined in Section 3 hereof), exercise all the other powers granted to it under the Plan, construe, interpret and apply the provisions of the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operation, make all determinations necessary or advisable in administering the Plan (including, without limitation, calculating the amount of the bonus payable to each Participant), correct any defect, supply any omission and reconcile any inconsistency in the Plan, and make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan. The determination of the Committee on all matters relating to the Plan shall be final, binding and conclusive.

(c)   Allocation and Delegation of Authority.   The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee or Participants as it shall deem necessary or appropriate, provided, however, that the Committee may not allocate or delegate any of its authority or administrative responsibility hereunder (and no such attempted delegation shall be effective) if such allocation or delegation would cause any bonus payable under the Plan not to be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations issued thereunder, and any such attempted delegation shall be null and void ab initio.

(d)   Indemnification.   The Company shall indemnify and hold harmless each member of the Committee and any person to whom any duty or power relating to the administration or interpretation of the Plan is properly delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3.   Performance Periods.   The Plan shall operate over a series of fiscal year periods, or portions thereof to the extent consistent with Treasury Regulation Section 1.162-27(e)(2) (each, a “Performance Period”), as determined by the Committee. Performance Periods under the Plan may run consecutively or concurrently.

4.   Participation.   Prior to the earlier of (i) the 90th day after the commencement of a Performance Period, or (ii) the date on which 25% of the Performance Period has elapsed (or by such other date as may be required or permitted under Treasury Regulation Section 1.162-27(e)(2)) (the “Establishment Date”), the Committee shall designate the Participants for such Performance Period. The names of the Participants shall be set forth in the written record of the proceedings in which such designation occurs. No Participant for any particular Performance Period shall be eligible to receive any amount under the LaBranche & Co Inc. Annual Incentive Plan (the “Annual Incentive Plan”) for any portion of the same Performance Period. The Committee shall have the authority to (1) remove Participants from the Plan for a Performance Period at any time during such Performance Period, and (2) add Participants to the Plan for a Performance Period prior to the Establishment Date for such Performance Period.

5.   Bonus Amounts.

(a)   Maximum Individual Award.   Each Participant shall be paid a bonus amount for each Performance Period equal to 5% of the Company’s “Pre-Tax Income” (as defined below) during such Performance Period, less the amount, if any, previously paid under the Plan (in cash and/or equity-based awards) to such Participant with respect to any prior Performance Period ending during the same fiscal year period concurrently which such Performance Period ends.

(b)   Maximum Plan Award.   In no event shall the aggregate amount paid under the Plan and the Annual Incentive Plan with respect to any fiscal year of the Company exceed 30% of the Company’s Pre-Tax Income for such fiscal year.

(c)   Negative Discretion.   Notwithstanding anything to the contrary in the Plan, the Committee may, in its sole discretion, reduce or eliminate the bonus amount otherwise payable to any Participant for a particular Performance Period at any time prior to the payment of bonuses to Participants for such Performance Period pursuant to Section 8 hereof.

(d)   Definition of Pre-Tax Income.   “Pre-Tax Income” shall mean the Company’s “income before provision for income taxes” as reported on the Company’s consolidated financial statements for the relevant Performance Period, but adjusted by disregarding: (i) amounts expensed as a result of the amortization of equity-based awards granted to any individual at any time, (ii) amounts expensed as a result of the amortization of grants of equity-based awards granted in connection with any acquisition, (iii) losses related to the impairment of goodwill, other intangible assets and exchange memberships, (iv) restructuring expenses, (v) gains or losses on the extinguishment of Company debt, (vi) gains or losses on the restructuring of Company debt or other liabilities, (vii) gains or losses that are the direct result of major casualties or natural disaster, (viii) non-cash gains or losses with respect to the shares of NYSE Group stock acquired, and continued to be held, by the Company in connection with the consummated merger between the NYSE and Archipelago Holdings, Inc., and (ix) any other expenses, losses, income or gains that are separately disclosed and are unusual in nature or infrequent in occurrence.

6.   Termination of Employment.   If a Participant’s employment with the Firm terminates for any reason before the end of a Performance Period, the Committee shall have the discretion to determine whether such Participant’s bonus for such Performance Period shall be forfeited or reduced on a pro-rata basis to reflect the portion of such Performance Period during which the Participant was employed by the Firm, and whether to make such other arrangements as the Committee deems appropriate in connection with the termination of such Participant’s employment.

7.   Certification of Performance Goals and Determination of Bonus Amounts.   Following the completion of each Performance Period, but prior to the payment of bonuses with respect to such Performance Period pursuant to Section 8 hereof, the Committee shall certify the attainment of the performance goals hereunder and determine the amount of each Participant’s bonus (if any) for such Performance Period and the method and timing of its payment, which certification and determinations shall be set forth in the written record of the proceedings in which such determinations occur. No Participant shall have any rights to payment of any bonus under the Plan for any Performance Period unless and until the Committee certifies the attainment of the performance goals hereunder and determines such Participant’s bonus (if any) for such Performance Period.

8.   Payment of Bonus Amount; Deferral.   Each Participant’s bonus shall be payable by such Participant’s Participating Employer (as defined in Section 10(j) hereof), or in the case of a Participant employed by more than one Participating Employer, by each such employer as determined by the Committee. Bonuses hereunder shall be payable, in the discretion of the Committee, in cash and/or equity-based awards (including unrestricted shares of Common Stock, restricted shares of Common Stock, options to purchase shares of Common Stock, restricted stock units or any other equity-based award permitted under the LaBranche & Co Inc. Equity Incentive Plan, as amended, or any successor or future plan or any combination thereof). The cash portion of the bonus shall be paid at such time as bonuses are generally paid by the Participating Employer(s) for the relevant Performance Period, but in no event later than the 15th day of the third month following the Company’s first taxable year in which such amount is no longer subject to a substantial risk of forfeiture. Any equity-based awards shall be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of the plan under which such equity-based award is granted may determine. Subject to compliance with Section 409A of the Code, each Participant may be permitted or required to defer receipt of part or all of any bonus otherwise payable to him or her under the Plan on such terms and conditions as may be imposed by the Committee.

9.   Amendment; Termination.   The Board reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate the Plan in any respect whatsoever, provided that no such action may reduce the amount of any bonus previously determined by the Committee pursuant to Section 7 hereof (including any bonus (and any earnings thereon) deferred pursuant to Section 8 hereof) that is then owed by the Firm to a Participant without such Participant’ s consent, and no modification, amendment or alteration that would require stockholder approval in order for bonuses paid pursuant to the Plan to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of the Company as required by Section 162(m) of the Code and the Treasury Regulations issued thereunder, unless the Board determines that the qualification of such bonuses as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code is no longer necessary or desirable.

10.   General Provisions.

(a)   Nonassignability.   No rights of any Participant (or of any beneficiary pursuant to this Section 10(a)) under the Plan may be sold, exchanged, transferred, assigned, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily. Any sale, exchange, transfer, assignment, hypothecation or other disposition in violation of the provisions of this Section 10(a) shall be null and void ab initio. In the event of a Participant’s death, any previously earned and unpaid bonus shall be paid to such Participant’s estate.

(b)   Plan Creates No Employment Rights.   Nothing in the Plan shall confer upon any Participant the right to continue in the employ or other service of the Firm or affect the right of the Firm to terminate such employment or other service at any time.

(c)   Waiver of Rights.   Each Participant recognizes and agrees that prior to being selected by the Committee to participate in the Plan, such Participant has no rights hereunder. Accordingly, in consideration of the designation of a Participant to participate in the Plan, each Participant expressly waives any right to contest the amount of any bonus payable hereunder, the terms of the Plan or any determination, action or omission hereunder by the Committee, the Company or the Board.

(d)   Unfunded Plan.   The Plan shall be unfunded. The Firm shall not be required to establish any special segregation of assets to assure payment of bonuses hereunder.

(e)   Arbitration.   Any dispute, controversy or claim between the Firm and any Participant arising out of or relating to or concerning the provisions of the Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (“NYSE”) or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims asserted by any Participant must first be submitted to the Committee in accordance with claims procedures established by the Committee in its sole discretion.

(f)   Governing Law.   All rights and obligations under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

(g)   Tax Withholding.   In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation (including, without limitation, FICA tax), the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant, whether or not pursuant to the Plan, or the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.

(h)   Right of Offset.   The Firm shall have the right to offset against the obligation to pay a bonus to any Participant, any outstanding amounts such Participant then owes to the Firm.

(i)   No Third Party Beneficiaries.   The Plan shall not confer on any person other than the Firm and the Participants any rights or remedies hereunder.

(j)   Participating Employers.   Each subsidiary or affiliate of the Company that is the principal employer of a Participant shall be deemed to have adopted the Plan (a “Participating Employer”). Except for purposes of determining the amount of each Participant’s bonus, the Plan shall be treated as a separate plan maintained by each Participating Employer and the obligation to pay a bonus to each Participant shall be the sole liability of the Participating Employer(s) by which the Participant is employed, and neither the Company nor any other Participating Employer shall have any liability with respect to such amounts.

(k)   Successors and Assigns.   The terms of the Plan shall be binding upon and inure to the benefit of each Participant, the Firm and the Firm’s successors or assigns.

(l)   Amendments to Plan Subject to Stockholder Approval.   The amendments to the Plan adopted March 30, 2006 are subject to approval by the stockholders of the Company at the Company’s 2006 Annual Meeting in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), and no bonus shall be payable hereunder absent such stockholder approval.

VOTE BY INTERNET - www.proxyvote.com
LaBRANCHE & CO INC. 120 BROADWAY NEW YORK, NY 10271

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by LaBranche & Co Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to LaBranche & Co Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				LABRA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
LaBRANCHE & CO INC.

Vote on Directors

To withhold authority to vote for any individual
		For	Withhold	For All	nominee, mark “For All Except” and write the
		All	All	Except	nominee’s name on the line below.
.
Prosposal No 1	ELECTION OF CLASS I DIRECTORS

	01) George M.L. LaBranche, IV	☐	☐	☐
02) Alfred O. Hayward, Jr.

Vote on Proposals					For	Against	Abstain

	Proposal No. 2.		Proposal to amend to LaBranche’s Senior Executive Bonus Plan.		☐	☐	☐

	Proposal No. 3.		Proposal to ratify the appointment of KPMG LLP as LaBranche’s independent registered public accounting firm for the year ending December 31, 2006.		☐	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

Signature(s) In Box

Important: Please sign exactly as name appears on this card. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark here for address change or comments. SEE REVERSE SIDE.		☐

Please indicate if you plan to attend this meeting	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

LaBRANCHE & CO INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2006

George M.L. (Michael) LaBranche, IV and Alfred O. Hayward, Jr., each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of LaBranche & Co Inc. held of record by the undersigned on March 17, 2006 at the Annual Meeting of Stockholders to be held at 9:00 a.m. (New York time) on May 16, 2006, at the Ritz-Carlton Hotel, 2 West Street, New York, New York 10004 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)